Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2012 RESULTS

– Total Revenues Increased 51%; Service Revenues Increased 38% –

– Net Income of $1.9 Million or $0.04 per Share –

– Adjusted EBITDA of $4.0 Million –

– Subscribers Increased by 26,000 –

Fort Lee, NJ, August 9, 2012 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the second quarter ended June 30, 2012.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Service Revenues	$12,418	$8,980	$23,949	$16,377
Product Sales	$3,901	$1,829	$8,249	$2,315
Total Revenues	$16,319	$10,809	$32,198	$18,692

Net Income (loss) attributable to ORBCOMM Inc. Common Stockholders	$1,865	$(541)	$4,255	$(1,272)
Net Income (loss) per Common Share	$0.04	$(0.01)	$0.09	$(0.03)
EBITDA (1,3)	$3,450	$1,081	$7,259	$1,612
Adjusted EBITDA (2,3)	$4,022	$1,747	$8,231	$2,546

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, loss on disposition of other investment in Alanco, and noncontrolling interests.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

Highlights:

•

For the second quarter of 2012, Total Revenues increased 51% to $16.3 million, and Service Revenues increased 38% year-over-year to $12.4 million. Adjusted EBITDA for the period was $4.0 million, up from $1.7 million during the same three months last year. ORBCOMM reported EPS of $0.04 for the second quarter of 2012 compared to a loss of ($0.01) for the comparable period last year.

•

For the second quarter of 2012, net subscriber additions were 26,000. ORBCOMM had 715,000 billable subscriber communicators at June 30, 2012, compared to 606,000 at the end of the second quarter last year. The base of billable subscribers increased 18% year-over-year.

•

ORBCOMM’s AIS service was selected to be the sole provider by the European Maritime Safety Agency (EMSA), through ORBCOMM’s partner LuxSpace, awarding a multi-year framework contract to provide satellite-based Automatic Identification System (AIS) data used for ship tracking, and maritime navigation safety efforts.

•

Our prototype ORBCOMM Generation 2 (OG2) satellite completed several significant milestones, including the most critical environmental tests. We anticipate the satellite will be shipped to Cape Canaveral over the next few weeks to be attached to a Falcon 9 rocket and launched in October. When the OG2 constellation is fully deployed, ORBCOMM will be able to provide multiple new data offerings and we expect its superior service will result in a substantial expansion of ORBCOMM’s addressable markets.

“This quarter, ORBCOMM successfully executed on its growth strategy, which led to strong results this quarter,” said Marc Eisenberg, Chief Executive Officer of ORBCOMM. “Our AIS service got a major endorsement by EMSA to be the sole provider of AIS because our product provides the best service and value on the market. We also added two heavy equipment customers in recent months, extending our position as the leading provider of connectivity to the heavy equipment category. Additionally, both our direct channel and traditional M2M services recorded impressive net subscriber additions for the quarter.”

“We are pleased with ORBCOMM’s substantial revenue growth and continued profitability due to healthy business fundamentals in core network services, direct channel sales and AIS,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Quarterly Service Revenues grew 38% over prior year, and 8% sequentially, increasing almost $900,000 over the first quarter of 2012. Profit growth continues to be strong, illustrating the solid performance of our business model and its high operating leverage.”

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2012, Service Revenues were $12.4 million compared to $9.0 million during the same period last year. The year-over-year increase of 38% was the result of an increase of units in service, increases in satellite ARPU, contributions from StarTrak and LMS which were acquired during the past 18 months, and ORBCOMM’s AIS business that contributed $0.5 million to Service Revenues in the second quarter. For the six months ended June 30, 2012, Service Revenues were $23.9 million compared to $16.4 million during the same period last year, increasing 46%.

Product Sales during the second quarter of 2012 increased 113% to $3.9 million from $1.8 million during the second quarter last year. The increase in Product Sales was the result of higher sales at StarTrak, including a full quarter contribution from StarTrak in the second quarter of 2012, the inclusion of LMS which was acquired in January 2012, and increased sales at ORBCOMM’s Japanese subsidiary. Product Sales during the first half of 2012 increased 256% to $8.2 million from $2.3 million during the first half last year.

Total Revenues for the quarter ended June 30, 2012 were $16.3 million compared $10.8 million during the quarter ended June 30, 2011, an increase of 51%. Total Revenues for the six months ended June 30, 2012 were $32.2 million compared $18.7 million during the same period of 2011, an increase of 72%.

Costs and Expenses

Costs and Expenses for the second quarter of 2012 were $13.9 million compared to $10.8 million during the same period in 2011. Costs and Expenses for the six months ended June 30, 2012 were $28.1 million compared to $19.5 million during the same period in 2011. The increases were mostly due to costs associated with growth in the business, higher product sales, and costs and expenses related to the operations of the StarTrak and LMS that were not present in the prior year period, offset by a reduction in Acquisition-related costs.

Costs of Product Sales for the second quarter of 2012 were $2.6 million compared to $1.4 million for the three months ended June 30, 2011, an increase of 88% due to higher Product Sales. Gross margin on product sales grew to 34% in the most recent quarter from 25% in the second quarter of 2011. Costs of Service, Product Development, and Selling, General and Administrative Expenses were $11.2 million for the second quarter of 2012 compared to $8.7 million in the prior year second quarter, an increase of $2.5 million primarily related to increased business activity and the addition of operating expenses for the acquisitions. ORBCOMM’s gross margin on services expanded to 60% for the second quarter compared to 58% in the second quarter last year.

Acquisition-related Costs were $0.2 million in the second quarter of 2012 and were mostly due to the acquisition of the assets of LMS which closed in January 2012. Acquisition-related Costs were $0.8 million in the second quarter of 2011 and were related to the purchase of assets of StarTrak which closed in May 2011.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the second quarter of 2012 was $2.4 million compared to a loss of $0.4 million for the second quarter of 2011. For the six months ended June 30, 2012, Income Before Income Taxes was $5.2 million versus a loss of $1.0 million in the prior year period.

Net Income (loss) attributable to ORBCOMM Inc. Common Stockholders was $1.9 million for the three months ended June 2012 compared to a loss of $0.5 million for the similar three month period in 2011. For the six months ended June 30, 2012, Net Income (loss) attributable to ORBCOMM Inc. Common Stockholders was $4.3 million versus a loss of $1.3 million in the prior year period.

Earnings Per Share were $0.04 for the second quarter of 2012 versus a loss of ($0.01) for the second quarter of 2011, and were $0.09 per share for the first half of 2012 versus a loss of ($0.03) for the first half of 2011.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2012 was $3.5 million compared to $1.1 million in the second quarter of 2011, an increase of 219%. EBITDA for the first half of 2012 was $7.3 million compared to $1.6 million in the first half of 2011, an increase of 350%.

Adjusted EBITDA for the second quarter of 2012 was $4.0 million compared to $1.7 million in the second quarter of 2011, an increase of 130%. Adjusted EBITDA margin as a percentage of Total Revenues expanded to 25% in the quarter from 16% a year ago. Adjusted EBITDA for the first half of 2012 was $8.2 million compared to $2.5 million in the first half of 2011, an increase of 223%. EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2012, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $75.4 million, increasing from $73.8 million at March 31, 2012.

Cash provided by operating activities was $5.1 million for the first half of 2012. During the six months ended June 30, 2012, cash of $8.6 million was used for capital expenditures, including milestone payments for the OG2 satellite program, and $4.0 million was used in the purchase of LMS.

Total ORBCOMM Inc. Stockholders’ Equity was $177.7 million at June 30, 2012.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 1-877-941-1466 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9772. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4557423. The replay will be available from approximately 12:00 PM ET on August 9, 2012, through 11:59 PM ET on August 16, 2012.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak,® GenTrak,TM and CargoWatch TM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, and maritime; dependence on a few significant customers; our acquisition of the assets of StarTrak Systems LLC and PAR Logistics Management Systems may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Jennifer Stroud
EVP and Chief Financial Officer	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
jcl@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$29,819	$35,061
Restricted cash	—	1,000
Marketable securities	43,382	45,973
Accounts receivable, net of allowances for doubtful accounts of $330 and $299	11,107	7,946
Inventories	3,254	2,815
Prepaid expenses and other current assets	1,254	1,660
Deferred tax assets	892	912

Total current assets	89,708	95,367
Satellite network and other equipment, net	83,642	79,771
Goodwill	14,553	11,131
Intangible assets, net	8,303	7,125
Restricted cash	2,195	2,220
Deferred tax assets	132	136
Other assets	1,507	1,419

Total assets	$200,040	$197,169

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,272	$2,641
Accrued liabilities	9,096	14,127
Current portion of note payable	275	250
Current portion of deferred revenue	2,437	2,099
Total current liabilities	14,080	19,117
Note payable — related party	1,434	1,480
Note payable, net of current portion	3,237	3,376
Deferred revenue, net of current portion	1,872	1,570
Deferred tax liabilities	954	823
Other liabilities	949	226

Total liabilities	22,526	26,592

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 174,012 and 186,265 shares issued and outstanding	1,738	1,861
Common stock, par value $0.001; 250,000,000 shares authorized; 46,732,558 and 45,668,527 shares issued	47	46
Additional paid-in capital	247,275	244,543
Accumulated other comprehensive income	1,123	1,352
Accumulated deficit	(72,374)	(76,629)
Less treasury stock, at cost, 29,990 shares at June 30, 2012 and 0 shares at December 31, 2011	(96)	—

Total ORBCOMM Inc. stockholders’ equity	177,713	171,173
Noncontrolling interests	(199)	(596)

Total equity	177,514	170,577

Total liabilities and equity	$200,040	$197,169

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Service revenues	$12,418	$8,980	$23,949	$16,377
Product sales	3,901	1,829	8,249	2,315

Total revenues	16,319	10,809	32,198	18,692

Costs and expenses (1) :
Costs of services	4,950	3,775	9,656	7,238
Costs of product sales	2,568	1,366	5,671	1,656
Selling, general and administrative	5,599	4,649	10,940	9,070
Product development	622	281	1,181	455
Acquisition-related costs	210	778	633	1,035

Total costs and expenses	13,949	10,849	28,081	19,454

Income (loss) from operations	2,370	(40)	4,117	(762)

Other income (expense):
Interest income	23	44	50	98
Other income (expense)	5	(307)	52	(206)
Gain on extinguishment of debt, net of expenses	—	—	1,062	—
Interest expense	(8)	(78)	(32)	(126)

Total other income (expense)	20	(341)	1,132	(234)

Income (loss) before income taxes	2,390	(381)	5,249	(996)

Income taxes	402	195	796	306

Net income (loss)	1,988	(576)	4,453	(1,302)

Less: Net income (loss) attributable to the noncontrolling interests	106	(35)	162	(30)

Net income (loss) attributable to ORBCOMM Inc.	$1,882	$(541)	$4,291	$(1,272)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$1,865	$(541)	$4,255	$(1,272)

Per share information-basic:
Net income (loss) attributable to ORBCOMM Inc.	$0.04	$(0.01)	$0.09	$(0.03)

Per share information-diluted:
Net income (loss) attributable to ORBCOMM Inc.	$0.04	$(0.01)	$0.09	$(0.03)

Weighted average common shares outstanding:
Basic	46,706	44,211	46,529	43,472

Diluted	47,146	44,211	47,049	43,472

(1) Stock-based compensation included in costs and expenses:
Costs of services	$70	$25	$114	$60
Costs of product sales	1	—	9	—
Selling, general and administrative	352	364	623	589
Product development	43	7	64	10

	$466	$396	$810	$659

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$4,453	$(1,302)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in allowance for doubtful accounts	31	(46)
Change in the fair value of acquisition-related contingent consideration	30	—
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(148)	—
Depreciation and amortization	2,190	2,550
Stock-based compensation	810	659
Foreign exchange gains	(49)	(10)
Amortization of premium on marketable securities	382	801
Increase in fair value of indemnification assets	(34)	—
Deferred income taxes	150	65
Gain on extinguishment of debt and accounts payable	(1,214)	—
Amortization of transition shared services	106	—
Amortization of debt discount for the 6% secured promissory note issued in connection with the acquisition of StarTrak	—	3
Loss on disposition of other investment in Alanco	—	305
Accretion on note payable-related party	—	66
Dividend received in common stock from other investment	—	(84)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,994)	(2,223)
Inventories	833	119
Prepaid expenses and other assets	454	(24)
Accounts payable and accrued liabilities	(1,344)	(315)
Deferred revenue	556	(85)
Other liabilities	(91)	(61)

Net cash provided by operating activities	5,121	418

Cash flows from investing activities:
Capital expenditures	(8,595)	(3,844)
Purchases of marketable securities	(34,599)	(47,497)
Proceeds from maturities of marketable securities	36,808	59,810
Acquisition of net assets of StarTrak, net of cash acquired of $322	—	(1,876)
Change in restricted cash	1,025	810
Acquisition of net assets of LMS	(4,000)	—

Net cash (used in) provided by investing activities	(9,361)	7,403

Cash flows from financing activities
Purchase of noncontrolling ownership interests in Satcom International Group plc	(199)	—
Repayment of Satcom notes payable	(253)	—
Principal payments of note payable	(125)	(200)
Principal payments of capital leases	(228)	—
Payment upon exercise of SARs	—	(24)

Net cash used in financing activities	(805)	(224)

Effect of exchange rate changes on cash and cash equivalents	(197)	95

Net increase (decrease) in cash and cash equivalents	(5,242)	7,692

Cash and cash equivalents:
Beginning of period	35,061	17,026

End of period	$29,819	$24,718

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2012	2011	2012	2011
Net Income (Loss) attributable to ORBCOMM Inc.	$1,882	$(541)	$4,291	$(1,272)
Net interest (income) expense	(15)	34	(18)	28
Provision for income taxes	402	195	796	306
Depreciation and amortization	1,181	1,393	2,190	2,550

EBITDA	3,450	1,081	7,259	1,612

Stock-based compensation	466	396	810	659
Loss on disposition of other investment in Alanco	—	305	—	305
Noncontrolling interests	106	(35)	162	(30)

Adjusted EBITDA	$4,022	$1,747	$8,231	$2,546

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, Loss on disposition of other investment in Alanco, and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.